Exhibit 10.1

EXECUTION VERSION

GOLDMAN SACHS BANK USA

GOLDMAN SACHS LENDING PARTNERS LLC

200 West Street

New York, New York 10282-2198

CONFIDENTIAL

April 18, 2017

Cardinal Health, Inc.

7000 Cardinal Place

Dublin, OH 43017

Attention: Michael Kaufmann

Project Fortis

Commitment Letter

Ladies and Gentlemen:

Cardinal Health, Inc. (“you” or the “Borrower”) has advised Goldman Sachs Bank USA (“GS Bank”) and Goldman Sachs Lending Partners LLC (“GSLP” and, together with GS Bank, “Goldman Sachs”, the “Commitment Parties”, “we” or “us”) that you, directly or indirectly through one or more of your wholly-owned subsidiaries, intend to acquire (the “Acquisition”) certain assets and equity interests identified to us as “Fortis” (the “Acquired Business”) from Medtronic plc, an Irish public limited company (the “Seller”) and to consummate the other Transactions. In connection therewith, the Borrower intends to obtain a 364-day senior unsecured bridge term loan credit facility (the “Bridge Facility”) in an aggregate principal amount of up to $4.5 billion (as such amount may be reduced as set forth in the Term Sheet (as defined below)) and obtain an amendment to its Revolving Credit Agreement to increase the Maximum Consolidated Leverage Ratio financial covenant (the “Revolver Amendment”). The date of consummation of the Acquisition is referred to herein as the “Closing Date”. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Term Sheet.

1. Commitments. In connection with the foregoing, (a) each of GS Bank and GSLP is pleased to advise you of its several (and not joint) commitment to provide $2,850,000,000 and $1,650,000,000, respectively, of the Bridge Facility (each in such capacity, an “Initial Lender”), (b) GS Bank is pleased to advise you of its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Bridge Facility and (c) GS Bank is pleased to advise you of its willingness, and you hereby engage GS Bank, to act as the sole and exclusive lead arranger and sole and exclusive bookrunning manager (in such capacity, the “Lead Arranger”) for the Bridge Facility, and in connection therewith to form a syndicate of lenders for the Bridge Facility (collectively, the “Lenders”) in consultation with you and subject to the provisions of this Commitment Letter, in each case upon and subject to the terms and conditions set forth in this letter and in Exhibits A and B hereto (collectively, the “Term Sheet” and, together with this letter agreement, the “Commitment Letter”). You further agree, subject to the last paragraph of Section 2 of this Commitment Letter, that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter (as hereinafter defined)) will be paid in connection with the Bridge Facility unless you and we shall so agree, including as agreed prior to the date hereof in accordance with the Syndication Plan (as defined below).

2. Syndication. The Lead Arranger intends to commence syndication of the Bridge Facility promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter (which syndication shall not reduce the commitment of the Initial Lenders hereunder, except as provided for in this Section 2 and Section 8). You agree to provide us with a period of at least 30 consecutive days following the date hereof and prior to the Closing Date to syndicate the Bridge Facility; provided that, for the avoidance of doubt, it is understood and agreed that (i) compliance with this sentence shall not be a condition precedent to the availability of the Bridge Facility on the Closing Date and (ii) you shall not be required to seek an extension of the Closing Date under the Acquisition Agreement, or take any action that would violate any provision of the Acquisition Agreement, to comply with this sentence. You agree to actively assist the Lead Arranger in achieving a Successful Syndication (as defined in the Fee Letter) until the earliest to occur of (a) the occurrence of a Successful Syndication and (b) the date that is 30 days following the Closing Date. Such assistance shall include (a) subject to the proviso in clause (b) below, your providing and causing your advisors to provide the Lead Arranger upon request with all customary information reasonably deemed necessary by the Lead Arranger to complete such syndication, (b) your assistance in the preparation of an information memorandum with respect to the Bridge Facility in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Lead Arranger (each, an “Information Memorandum”) (collectively with the Term Sheet and any additional summary of terms prepared for distribution to Lenders (as hereinafter defined), the “Information Materials”), it being understood and agreed that projections and/or financial statements with respect to the Acquired Business that are to be included in the Information Materials shall be as mutually agreed between you and us, (c) your using your commercially reasonable efforts to (i) ensure that the syndication efforts of the Lead Arranger benefit from your existing lending relationships and (ii) prior to the launch of the syndication, obtain a monitored Public Debt Rating for the Borrower from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of S&P Global Inc. (“S&P”), that give effect to the Transactions and (d) making your officers and advisors available from time to time upon commercially reasonable notice to attend and make presentations at a reasonable number of meetings of prospective Lenders at times and places to be mutually agreed.

Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Acquisition, from and after the date of the execution and delivery of the Credit Documentation, the only consent that will be required to waive the conditions precedent to the initial funding of the Bridge Facility on the Closing Date is the consent of the Lenders holding a majority of the commitments outstanding at such time.

In order to facilitate an orderly and successful syndication of the Bridge Facility, you agree that until the earlier of the occurrence of a Successful Syndication and 30 days following the Closing Date (such earlier date, the “Syndication Date”), the Borrower will not issue, announce, offer, place or arrange debt securities or any syndicated credit facilities of the Borrower or its domestic subsidiaries (other than (i) the Senior Notes, (ii) any Excluded Debt (provided that for purposes of this paragraph “Excluded Debt” shall not be deemed to include refinancings, replacements or extensions of the Revolving Credit Agreement or the Receivables Purchase Agreement) and (iii) any other financing reasonably agreed to by the Lead Arranger), in each case if such issuance, announcement, offering, placement or arrangement could reasonably be expected to materially impair the primary syndication of the Bridge Facility.

From the date of this Commitment Letter to and including the date that is 30 consecutive days after the date hereof (the “Initial Syndication Period”), decisions regarding the syndication of the Bridge Facility,

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including determinations as to the timing of all offers to prospective Lenders, the selection of Lenders, the acceptance and final allocation of commitments, the awarding of any “agent” title or similar designation or role to any Lender and the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Lead Arranger pursuant to the terms of this Commitment Letter and the Fee Letter, will be made jointly by Goldman Sachs and the Borrower and, except to the extent the Lead Arranger and the Borrower otherwise agree, in accordance with the syndication plan heretofore jointly developed by such parties (the “Syndication Plan”). Without limiting the foregoing, the Bridge Facility will be syndicated during the Initial Syndication Period only to Lenders identified in the Syndication Plan (and in the order set forth in the Syndication Plan) or otherwise agreed in writing prior to the date hereof (the “Designated Lenders”). Following the Initial Syndication Period, if and for so long as a Successful Syndication (as defined in the Fee Letter) has not been achieved, the Lead Arranger shall manage and control all aspects of the syndication of the Bridge Facility in consultation with you (including in the selection of Lenders); provided that the Bridge Facility shall not be syndicated to competitors of the Borrower and its subsidiaries specifically identified to the Lead Arranger in writing from time to time (collectively, the “Disqualified Lenders”). The commitments of Goldman Sachs hereunder with respect to the Bridge Facility will be reduced dollar-for-dollar by the amount of each commitment for the Bridge Facility received from a Permitted Assignee selected in accordance with this paragraph upon such Permitted Assignee becoming (i) a party to this Commitment Letter as an additional “Commitment Party” pursuant to a Joinder Agreement or (ii) a party to the Credit Documentation. For the purposes herein, “Permitted Assignee” shall mean each Designated Lender and any other Lender (other than a Disqualified Lender) approved by you in your reasonable discretion. In connection with any commitments received from Permitted Assignees selected in accordance with this paragraph, you agree, at the request of the Lead Arranger to enter into one or more customary joinder agreements (a “Joinder Agreement”) providing for such Permitted Assignees to become an additional “Commitment Party” under this Commitment Letter and extend commitments in respect of the Bridge Facility directly to you (it being agreed that the commitments of Goldman Sachs and such additional Commitment Parties will be several and not joint, and that such Joinder Agreements will contain such provisions relating to titles, the allocation of any reductions in the amount of the Bridge Facility and other matters relating to the relative rights of the Lead Arranger and such additional Commitment Parties as the Lead Arranger may reasonably request). It is understood that no Lender participating in the Bridge Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Term Sheet and the Fee Letter. Notwithstanding anything to the contrary provided herein, unless otherwise agreed in writing by you or pursuant to this paragraph or Section 8 of this Commitment Letter, no assignment in connection with the syndication described herein will reallocate, reduce or release the Initial Lenders’ obligation to fund its entire commitments in the event any assignee of such Initial Lender shall fail to do so on the Closing Date.

3. Information Requirements. You hereby represent and warrant that all written information other than projections and other forward looking information and information of a general economic or industry nature (the “Information”) that has been or is hereafter made available to the Lead Arranger or any of the Lenders by you or on behalf of you by any of your representatives in connection with the Transactions (which representation and warranty shall be to the best of your knowledge to the extent it relates to the Acquired Business), taken as a whole, is and will be (as of the date made available) correct in all material respects and does not and will not (as of the date made available), taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made and (b) all financial projections concerning the Borrower, the Acquired Business and their subsidiaries that have been or are hereafter made available to the Lead Arranger or any of the Lenders by you or on behalf of you by any of your representatives (the “Projections”) have been or

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will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made (which representation and warranty shall be to the best of your knowledge to the extent it relates to the Acquired Business); it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, the Projections, by their nature, are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved and actual results may differ from the Projections and such differences may be material. You agree that if at any time prior to the later of the Syndication Date and Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement (or, in the case of the Acquired Business, use commercially reasonable efforts to supplement), or cause to be supplemented, the Information and Projections so that such representations contained in this paragraph remain correct in all material respects under those circumstances. In issuing this commitment and in arranging and syndicating the Bridge Facility, the Commitment Parties are and will be using and relying on the Information and Projections, if any, without independent verification thereof.

You acknowledge that (a) the Lead Arranger on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Acquired Business, their respective affiliates or any other entity, or the respective securities thereof, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that the Lead Arranger on your behalf may distribute the following documents to all prospective Lenders, except to the extent you advise the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders and provided that you shall have been given a reasonable opportunity to review such documents: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Bridge Facility and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of term sheets and definitive documents with respect to the Bridge Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arranger will not distribute such materials to Public Lenders.

4. Fees and Indemnities.

(a) You agree to pay the fees set forth in the separate fee letter, addressed to you and dated the date hereof, from GS Bank and GSLP (the “Fee Letter”). You also agree to reimburse the Commitment Parties from time to time on demand for (i) the reasonable and documented fees, disbursements and other charges of Davis Polk & Wardwell LLP, as counsel to the Lead Arranger and the Administrative Agent (which counsel shall provide you with an update of such amounts upon your

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request from time to time), and (ii) all other reasonable and documented out-of-pocket fees and expenses of the Lead Arranger not to exceed $10,000 in the aggregate, in each case incurred in connection with the Bridge Facility.

(b) You also agree to indemnify and hold harmless the Commitment Party and each of its affiliates, successors and assigns and their respective officers, directors, employees, agents, advisors, controlling persons and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Transactions, this Commitment Letter, the Term Sheet, the Fee Letter or the Bridge Facility, or any use made or proposed to be made with the proceeds thereof, except, in each case, (a) to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party or any Related Person (as hereinafter defined) of such Indemnified Party, (b) to the extent resulting from any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnified Party solely against another Indemnified Party, other than claims against any Initial Lender or the Lead Arranger in its capacity in fulfilling its role as an agent or arranger under the Bridge Facility or (c) to the extent arising from a material breach by such Indemnified Party or any Related Person thereof of its obligations hereunder as found by a final, non-appealable judgment by a court of competent jurisdiction. In the case of any Proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors, the Seller, the Acquired Business or their subsidiaries, affiliates or equity holders or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions is consummated. For purposes hereof, a “Related Person” of an Indemnified Party means (a) any controlling person, controlled affiliate or subsidiary of such Indemnified Party, (b) the respective directors, officers or employees of such Indemnified Party or any of its subsidiaries, controlled affiliates or controlling persons and (c) the respective agents and advisors of such Indemnified Party or any of its subsidiaries, controlled affiliates or controlling persons.

(c) It is further agreed that the Commitment Parties shall be severally liable solely in respect of its commitments to the Bridge Facility, on a several, and not joint, basis with any other Lender. Notwithstanding any other provision of this Commitment Letter, (i) neither you nor any Indemnified Party shall be liable to any Indemnified Party or you, as the case may be, for any indirect, special, punitive or consequential damages in connection with your or its activities relating to or obligations pursuant to this Commitment Letter, the Term Sheet, the Fee Letter and the Bridge Facility; provided that this sentence shall not limit your indemnity obligations expressly provided in the immediately preceding paragraph (b) above; (ii) no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final, non-appealable judgment of a court of competent jurisdiction; and (iii) you shall not be responsible for the fees and expenses of more than one separate firm of attorneys for claims of the Indemnified Parties, taken as a whole, in each applicable jurisdiction (in addition to one separate firm of local attorneys in each jurisdiction and reasonably necessary specialty counsel (such as tax and regulatory)) and in the case of an actual or perceived conflict of interest, one additional counsel for the affected Indemnified Party in each appropriate jurisdiction. You shall not be liable for any settlement of any pending or threatened

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Proceeding effected without your prior written consent (which consent shall not be unreasonably withheld); provided, however, that the foregoing indemnity will apply to any such settlement in the event that you were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of fault, culpability or failure to act by or on behalf of an Indemnified Party. Each Indemnified Party will promptly notify you upon receipt of written notice of any claim or threat to institute a claim, provided that any failure by any Indemnified Party to give such notice shall not relieve you from the obligation to indemnify the Indemnified Parties unless such failure to provide such notice is prejudicial to your interests.

5. Conditions to Financing. The Initial Lenders’ commitment hereunder, and each of our agreements to perform the services described herein, are subject only to the following conditions: (a)(x) except as set forth on the Disclosure Letter (as defined in the Acquisition Agreement), from April 29, 2016 to the date hereof there have not been any effects, events, occurrences, circumstances or changes that, individually or in the aggregate, have resulted or would reasonably be expected to result in an Acquired Business Material Adverse Effect and (y) since the date hereof, there has not been an Acquired Business Material Adverse Effect, (b) the execution and delivery of definitive documentation with respect to the Bridge Facility consistent with this Commitment Letter and the Fee Letter (the “Credit Documentation”), and (c) the satisfaction of other conditions set forth on Exhibit B.

For the purposes hereof, “Acquired Business Material Adverse Effect” means “Material Adverse Effect” as defined in the Acquisition Agreement.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations relating to the Acquired Business, its subsidiaries and its businesses the accuracy of which shall be a condition to the availability of the Bridge Facility on the Closing Date shall be the representations made by or with respect to the Acquired Business and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have (or a subsidiary of yours has) the right to terminate your (or its) obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement (as hereinafter defined), as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”), (b) the only other representations the accuracy of which shall be a condition to availability of the Bridge Facility on the Closing Date shall be the Specified Representations (as hereinafter defined) and (c) the terms of the definitive documentation for the Bridge Facility shall be in a form such that the Bridge Facility is available on the Closing Date if the conditions set forth in clauses (a) through (c) of the first paragraph of this Section 5 of this Commitment Letter are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrower in the Credit Documentation and set forth in the Term Sheet relating to corporate status, corporate power and authority to enter into the Credit Documentation, due authorization, execution, delivery and enforceability (subject to customary enforceability exceptions) of the Credit Documentation, no conflicts of the Bridge Facility with charter documents, the Revolving Credit Agreement or any debt instrument evidencing debt in an aggregate principal or committed (without duplication) amount outstanding of more than $100,000,000, Regulation U, the Investment Company Act, use of proceeds of the Bridge Facility not violating laws against sanctioned persons and foreign corrupt practices, and absence of payment and bankruptcy (as it related to the Borrower) events of default.

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6. Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter, and the contents hereof and thereof, are confidential and may not be disclosed by you in whole or in part to any person or entity without our prior written consent except (i) on a confidential basis to your accountants, attorneys and other professional advisors in connection with the Transactions and your officers, directors, employees and agents, (ii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the reasonable advice of your legal counsel (in which case you agree to inform us promptly thereof to the extent not prohibited by law, rule or regulation), (iii) upon the request or demand of any regulatory authority having jurisdiction over you or any of your respective affiliates, (iv) in the case of the Commitment Letter and the contents hereof (but neither the Fee Letter nor the contents thereof) as you may determine is customary or reasonably advisable to comply with your obligations under securities and other applicable laws and regulations, including, without limitation, in connection with filings with the Securities and Exchange Commission, (v) to the extent requested by them, to Moody’s, S&P and Fitch, Inc. (“Fitch”) on a confidential basis, (vi) the Term Sheet attached to this Commitment Letter to potential debt providers in coordination with us to obtain commitments to the Bridge Facility from such potential debt providers, (vii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by you, (viii) this Commitment Letter in any syndication or other marketing materials, prospectus or other offering memorandum, or any public or regulatory filing in each case relating to the Bridge Facility or the Senior Notes and (ix) the Commitment Letter and the Fee Letter (redacted in a customary manner reasonably satisfactory to us) on a confidential basis to the Seller, its officers, directors, employees and agents, accountants, attorneys and other professional advisors in connection with the Transactions. This paragraph shall terminate (as it relates to Commitment Letter but not as it relates to the Fee Letter) on the second anniversary of the date hereof.

The Commitment Parties shall use all confidential information provided to it by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the applicable Commitment Party agrees to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over a Commitment Party or any of its affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by a Commitment Party, (iv) to each Commitment Party’s affiliates, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by a Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by a Commitment Party, (viii) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and the Commitment Parties, including as may be agreed in any confidential information memorandum or other marketing material), (ix) to the extent requested by them, to Moody’s, S&P and Fitch on a confidential basis, and (x) to market data collectors, similar service providers to the lending industry, and service providers to Goldman Sachs and the Lenders in connection with the administration and management of the Bridge Facility; provided that such information is limited to the existence of this Commitment Letter and generic information about the Bridge Facility. This paragraph shall terminate on the second anniversary of the date hereof.

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You acknowledge that the Commitment Parties or their respective affiliates may be providing financing or other services to parties whose interests may conflict with yours. Each Commitment Party agrees that it will not furnish confidential information obtained from you to any of its other customers and will treat confidential information relating to the Borrower, the Acquired Business and their respective affiliates with the same degree of care as it treats its own confidential information. Each Commitment Party further advises you that it will not make available to you confidential information that it has obtained or may obtain from any other customer. Subject to the preceding paragraph, you agree that in connection with the services and transactions contemplated hereby, each Commitment Party is permitted to access, use and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Borrower, the Acquired Business or any of their respective affiliates that is provided to a Commitment Party by or on behalf of you or any of your representatives.

You acknowledge that, Goldman, Sachs & Co. has been retained by you (or one of your affiliates) as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Financial Advisor, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other. Each additional Commitment Party that executes a Joinder Agreement or otherwise becomes party hereto after the date hereof acknowledges (i) the retention of Goldman, Sachs & Co. as the Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such additional Commitment Party on the part of Goldman Sachs or its affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Bridge Facility and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with each transaction contemplated hereby and the process leading to such transaction, each Commitment Party has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) no Commitment Party has assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether a Commitment Party has advised or is currently advising you or your affiliates on other matters) and no Commitment Party has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and no Commitment Party has any obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

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As you know, Goldman Sachs (together with its affiliates, “GS”) is a full service financial institution engaged, either directly or through its affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, GS and funds or other entities in which GS invests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, GS may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of you or the Acquired Business and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or (ii) have other relationships with you or your affiliates.

Each Commitment Party hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), that it is required to obtain, verify and record information that identifies you, which information includes your name and address and other information, in accordance with the U.S.A. Patriot Act.

7. Survival of Obligations. The provisions of Sections 2, 3, 4, 6 and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, except that the provisions of paragraphs 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Bridge Facility; provided that (x) if the Credit Documentation becomes effective, the reimbursement, indemnification, choice of law, and waiver of jury trial provisions contained herein shall be superseded by the corresponding provisions of the Credit Documentation and (y) the syndication and information provisions shall terminate on the Syndication Date.

8. Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter or the Fee Letter and, with respect to any other suit, action or proceeding between the Borrower or any of its affiliates and an Indemnified Party arising out of or relating to the Transactions, and irrevocably agrees that all claims in respect of any such

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suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Bridge Facility and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by you and us.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Bridge Facility is subject to the conditions precedent set forth in Section 5 of this Commitment Letter and in Exhibit B hereto.

This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties). Each Initial Lender may assign all or a portion of its commitment hereunder to one or more Permitted Assignees; provided that no such assignment shall relieve such Initial Lender of its obligations hereunder, except to the extent such assignment is evidenced by (i) a Joinder Agreement or (ii) the Credit Documentation. In addition, all or any portion of the commitments hereunder may be assigned between GS Bank and GSLP (and such assignment shall relieve the assignor of its commitment hereunder to the extent of such assignment), and any reductions in the commitments of Goldman Sachs hereunder may be allocated between GS Bank and GSLP as they may decide in their sole discretion.

Any and all obligations of, and services to be provided by Goldman Sachs hereunder (including, without limitation, an Initial Lender’s commitment) may be performed and any and all rights of Goldman Sachs hereunder may be exercised by or through any of its affiliates or branches and, in connection with such performance or exercise, Goldman Sachs may exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to Goldman Sachs hereunder.

Please indicate your acceptance of the terms hereof and of the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter, and paying the fees specified in the Fee Letter to be payable upon acceptance of this Commitment Letter, by wire transfer of immediately available funds to the account specified by us, not later than 11:59 p.m. (New York City time) on April 18, 2017,

10

whereupon the undertakings of the parties with respect to the Bridge Facility shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Bridge Facility if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of the Commitment Party hereunder (or under the Credit Documentation, as applicable) will expire on the earliest of (a) the Outside Date (as defined in the Acquisition Agreement as in effect on the date hereof), (b) the closing of the Acquisition (after giving effect to the funding of the Bridge Facility on such date) or the execution of the Credit Documentation, (c) the date that the Acquisition Agreement expires in accordance with its terms or your or your applicable subsidiary’s obligations to consummate the Acquisition under the Acquisition Agreement terminate in accordance with its terms or you inform us in writing that you have abandoned your pursuit of the Acquisition and (d) receipt by GS Bank of written notice from the Borrower of its election to terminate all commitments under the Bridge Facility in full.

[The remainder of this page intentionally left blank.]

11

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Project Fortis – Commitment Letter Signature Page]

Accepted and agreed to as of the date first written above:

CARDINAL HEALTH, INC.

By:	/s/ Michael Kaufmann
Name: Michael Kaufmann
Title: Chief Financial Officer

[Project Fortis – Commitment Letter Signature Page]

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

BRIDGE FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit A is attached.

Borrower:	Cardinal Health, Inc., an Ohio corporation (the “Borrower”).

Guarantors:	None.

Transactions:	The Borrower intends to acquire (the “Acquisition”) assets and equity interests previously identified as “Fortis” (the “Acquired Business”) from Medtronic plc, an Irish public limited company (the “Seller”), pursuant to the Stock and Asset Purchase Agreement, dated as of April 18, 2017 (as amended in accordance with clause (i) of Exhibit B, the “Acquisition Agreement”) between the Borrower (or an Affiliate (as such term is defined in the Acquisition Agreement as in effect on the date hereof) of the Borrower to the extent the Borrower’s rights and obligations under the Acquisition Agreement are assigned to such Affiliate prior to the Closing Date) and the Seller for an aggregate cash consideration set forth in the Acquisition Agreement as in effect on the date hereof (“Acquisition Consideration”). In connection with the Acquisition, the Borrower intends to (a) issue senior unsecured notes through a public offering or in a private placement (the “Senior Notes”) or borrow under a 364-day senior unsecured bridge term loan credit facility described below under the caption “Bridge Facility” and (b) pay the fees and expenses incurred in connection with the foregoing (including the Acquisition) (the “Transaction Costs”). The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Administrative Agent:	Goldman Sachs Bank USA (“GS Bank”) will act as sole and exclusive administrative agent for the Lenders (the “Administrative Agent”).

Sole Lead Arranger and Sole Bookrunning Manager:	GS Bank (in such capacity, the “Lead Arranger”).

Lenders:	GS Bank, Goldman Sachs Lending Partners LLC and other banks, financial institutions and institutional lenders selected in accordance with the terms of the Commitment Letter.

Bridge Facility:	A 364-day senior unsecured bridge term loan credit facility in an aggregate principal amount in U.S. dollars of up to $4.5 billion (the “Bridge Facility”).

Purpose:	The proceeds shall be used by the Borrower (i) to pay the Acquisition Consideration and (ii) to pay the Transaction Costs.

Interest Rates and Fees:	As set forth in Annex I hereto.

Calculation of Interest and Fees:	Other than calculations in respect of interest at the Base Rate (as defined on Annex I hereto) (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	Substantially similar to the Amended and Restated Credit Agreement dated as of June 16, 2016 among the Borrower, JPMorgan Chase Bank, N.A. as administrative agent, and the other parties thereto (as in effect on the date hereof, the “Revolving Credit Agreement”).

For purposes hereof, the term “substantially similar to the Revolving Credit Agreement” and words of similar import means substantially the same as the Revolving Credit Agreement as in effect on the date hereof with modifications (a) as are necessary to reflect the other terms specifically set forth in this Commitment Letter (including the nature of the Bridge Facility as a bridge facility) and the Fee Letter, (b) to reflect any changes in law or accounting standards since the date of the Revolving Credit Agreement and (c) to reflect the operational or administrative requirements of the Administrative Agent, as reasonably agreed by the Borrower.

Maturity:	The Bridge Facility will mature on the date that is 364 days after the Closing Date (the “Maturity Date”).

Scheduled Amortization:	None.

Mandatory Prepayments and Commitment Reductions:

On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the Credit Documentation (as applicable) shall be permanently reduced, and after the Closing Date, the aggregate loans under the Bridge Facility shall be prepaid, in each case, dollar-for-dollar, by the following amounts, within one business day of receipt of such amount:

(a) 100% of the Net Cash Proceeds (as defined below) actually received by the Borrower or any of its domestic subsidiaries after the Closing Date from all non-ordinary course asset sales or other dispositions of property by the Borrower and its domestic subsidiaries (including proceeds from the sale of stock of any domestic subsidiary of the Borrower), with exceptions for (i) the transfer or contribution of assets or equity interests among the Borrower and its subsidiaries, (ii) sales or other dispositions the Net Cash Proceeds of which individually (in any single transaction or series of related transactions) do not exceed $50,000,000 and (iii) other sales and dispositions the Net Cash Proceeds of which do not exceed $250,000,000 in the aggregate, in each case to the extent that such Net Cash Proceeds are not reinvested (or committed to be reinvested pursuant to a binding agreement) in the business of the Borrower or any of its subsidiaries within 9 months following receipt thereof;

(b) 100% of the Net Cash Proceeds actually received by the Borrower or any of its domestic subsidiaries after the date of the Commitment Letter from any incurrence of debt for borrowed money (including, without limitation, any Senior Notes) by the Borrower or any of its domestic subsidiaries, other than Excluded Debt. For purposes hereof, “Excluded Debt” shall mean (i) any intercompany debt of the Borrower or any of its subsidiaries, (ii) any debt of the Borrower or any of its subsidiaries incurred in the ordinary course under Revolving Credit Agreement or any other ordinary course borrowings under working capital, overdraft or other revolving or other debt facilities, (iii) debt facilities relating to customer loan programs, (iv) any commercial paper issued in the ordinary course of business, (v) any debt of the Borrower or any of its subsidiaries incurred in the ordinary course under the Fourth Amended and Restated Receivables Purchase Agreement dated as of November 1, 2013 among Cardinal Health Funding, LLC, Griffin Capital, LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as the agent and the other parties thereto, as amended (the “Receivables Purchase Agreement”), (vi) factoring arrangements, capital leases, financial leases, hedging and cash management arrangements, repurchase agreements and reverse repurchase agreements, including the renewal, replacement, increase, extension or refinancing of each of the foregoing, (vii) ordinary course purchase money and equipment financings and similar obligations, including the renewal, replacement, increase, extension or refinancing of each of the foregoing, (viii) any debt assumed or acquired in connection with the Acquisition, (ix) other debt to be mutually agreed and (x) any debt incurred to refinance, replace, repay, redeem, or extend the foregoing (other than clause (viii) above) that does not increase the aggregate committed or principal amount thereof; provided that in the case of the Revolving Credit Agreement, the Receivables Purchase Agreement or any commercial paper issued in the ordinary course of business, such refinancing, replacement, repayment, redemption or extension is funded with substantially similar debt obligations; and

(c) 100% of the Net Cash Proceeds actually received by the Borrower from any issuance of equity or equity-linked securities (in a public offering or private placement) by the Borrower, other than (i) equity or equity-linked securities issued in connection with employee stock option plans or similar equity-based compensation or pension plans, (ii) equity or equity-linked securities issued in connection with the funding of an acquisition or the making of an investment by the Borrower or any of its subsidiaries (other than the Acquisition), (iii) upon vesting, exercise, exchange or conversion of restricted stock units, performance stock units, options or other rights to acquire shares of common stock, (iv) to or by a subsidiary of Borrower to any other subsidiary of Borrower, and (v) other issuances of equity or equity-linked securities the Net Cash Proceeds of which do not exceed $100,000,000 in the aggregate.

“Net Cash Proceeds” shall mean:

(a) with respect to a sale or other disposition of any assets of the Borrower or any of its domestic subsidiaries, the excess, if any, of (i) the cash received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any debt that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than loans under the Bridge Facility), (B) the reasonable expenses incurred by the Borrower or any of its subsidiaries in connection therewith, (C) taxes reasonably estimated to be payable in connection with such transaction, and (D) the amount of reserves established by the Borrower or any of its subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with applicable generally accepted accounting principles, provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds;

(b) with respect to the issuances, offerings of placements of debt obligations, the excess, if any, of (i) cash received by the Borrower or any of its domestic subsidiaries in connection with such issuance over (ii) the sum of (A) payments made to retire any debt that is required to be repaid in connection with such issuance (other than loans under the Bridge Facility), and (B) the underwriting discounts and commissions and other reasonable expenses incurred by the Borrower or any of its subsidiaries in connection with such issuance; and

(c) with respect to the issuances of equity or equity-linked securities, the excess, if any, of (i) cash received by the Borrower in connection with such issuance over (ii) the underwriting discounts and commissions and other reasonable expenses incurred by the Borrower or any of its subsidiaries in connection with such issuance.

In addition, the commitments shall terminate on the earliest of (x) the Outside Date (as defined in the Acquisition Agreement as in effect on the date hereof), (y) the closing of the Acquisition (after giving effect to the funding of the Bridge Facility on such date), and (z) the date that the Acquisition Agreement expires in accordance with its terms or the date that the Borrower’s or the Borrower’s applicable subsidiary’s obligations to consummate the Acquisition under the Acquisition

Agreement are terminated in accordance with its terms or the Borrower informs the Administrative Agent in writing that it has abandoned its pursuit of the Acquisition.

The Borrower shall provide the Administrative Agent with prompt written notice of any mandatory prepayment or commitment reduction required by this section.

Optional Prepayments and Commitment Reductions:	The Bridge Facility may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of the Borrower, except that any prepayment of Eurodollar Rate advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Lenders resulting therefrom. The commitment under the Bridge Facility may be reduced permanently or terminated by the Borrower at any time without penalty.

Conditions Precedent to Borrowing on the Closing Date:	The borrowing under the Bridge Facility on the Closing Date will be subject solely to the conditions precedent set forth in Section 5 of the Commitment Letter and Exhibit B to the Commitment Letter.

Representations and Warranties:	Substantially similar to the Revolving Credit Agreement and limited to the following: (i) Existence and Standing; (ii) Authorization and Validity; (iii) No Conflict; Government Consent; Other Consents (provided that such representations with respect to conflicts with law, government consents and creation of liens in the definitive documentation for the Bridge Facility shall be subject to a material adverse effect standard); (iv) Financial Statements; (v) Material Adverse Change; (vi) Taxes; (vii) Litigation and Contingent Obligations; (viii) Subsidiaries; (ix) ERISA; (x) Accuracy of Information; (xi) Regulation U; (xii) Maintenance of Property; (xiii) Insurance; (xiv) Plan Assets; Prohibited Transactions; (xv) Environmental Matters; (xvi) Investment Company Act; (xvii) Default; (xviii) Compliance with Laws and (xiv) Anti-Corruption Laws and Sanctions.

Covenants:	Substantially similar to the Revolving Credit Agreement and limited to the following:

(a) Affirmative Covenants: (i) Financial Reporting; (ii) Use of Proceeds; Margin Stock; (iii) Notice of Default; (iv) Conduct of Business; Maintenance of Property, Books and Records; (v) Taxes; (vi) Insurance; (vii) Compliance with Laws; and (viii) Inspection.

(b) Negative Covenants: (i) Liens; (ii) Subsidiary Indebtedness and (iii) Contingent Obligations.

(c) Financial Covenant:

• Maximum Consolidated Leverage Ratio calculated in a manner substantially similar to the Revolving Credit Agreement, which will be amended pursuant to the Revolver Amendment to increase the Maximum Consolidated Leverage Ratio to 4.25 to 1.00 for a period of 12 months after the Closing Date, then stepping down to 3.75 to 1.00 for a period of 6 months thereafter, and then further stepping down to 3.25 to 1.00 thereafter; provided that if the Revolver Amendment is not effective on or before the Closing Date, the Maximum Consolidated Leverage Ratio shall be calculated in a manner substantially similar to the Revolving Credit Agreement as in effect on the Closing Date).

Events of Default:	Substantially similar to the Revolving Credit Agreement and limited to the following: (i) inaccuracy of any representation or warranty in any material respect; (ii) nonpayment of principal interest, fee or other amounts; (iii) breach of notice of default or financial covenants; (iv) breach of terms or provisions of the Credit Documentation (with 30-day grace period after written notice from Administrative Agent); (v) cross-payment default and cross-acceleration; (vi) bankruptcy or insolvency defaults; (vii) monetary judgment defaults and material non-monetary judgment defaults; (viii) customary ERISA defaults; (ix) change of control; and (x) actual or asserted impairment of the Credit Documentation.

Assignments and Participations:	Substantially similar to the Revolving Credit Agreement (subject, in the case of assignments prior to the Closing Date, to the provisions of the Commitment Letter (which for the avoidance of doubt shall apply to all Lenders), and provided that in no event will any assignment or participation be permitted to Disqualified Lenders). Notwithstanding the foregoing, to the extent that prior to the Closing Date commitments with respect to the Bridge Facility have been syndicated to a person that is not a Permitted Assignee as permitted by the Commitment Letter, the Initial Lenders may assign the corresponding Loans to such person following the funding of such Loans on the Closing Date without the consent of the Borrower.

Waivers and Amendments:	Substantially similar to the Revolving Credit Agreement.

Indemnification:	Substantially similar to the Revolving Credit Agreement, but having the scope and subject to qualifications and exceptions consistent with those provided in the Commitment Letter.

Governing Law:	New York.

Expenses:	Substantially similar to the Revolving Credit Agreement.

Counsel to the Administrative Agent:	Davis Polk & Wardwell LLP.

Choice of Law; Consent to Jurisdiction; Waiver Of Jury Trial:	Substantially similar to the Revolving Credit Agreement.

ANNEX I

TO EXHIBIT A

Interest Rates:	The interest rates per annum applicable to the Bridge Facility will be, at the option of the Borrower (i) Eurocurrency Rate (calculated on a 360-day basis) plus the Applicable LIBOR Margin (as hereinafter defined) or (ii) the Base Rate (calculated on a 365/366-day basis) plus the Applicable Base Rate Margin (as hereinafter defined).

The Borrower may select interest periods of one, two, three or six months (and, if agreed to by all relevant Lenders, twelve months) for Eurocurrency Rate advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

“Eurocurrency Rate” and “Base Rate” will be defined substantially similar to the manner in which they are defined in the Revolving Credit Agreement and shall include a 0% floor in each case.

Default Interest:	During the continuance of an event of default, the Required Lenders may, at their option and by prior written notice to the Borrower, declare that each loan shall bear interest for the remainder of the applicable interest period at the rate otherwise applicable to such loan plus 2%; provided that such default interest rate shall apply automatically upon a bankruptcy or insolvency-related event of default.

Applicable LIBOR Margin:

Level Status	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status

Reference Rating S&P/ Moody’s/ Fitch*	≥A/A2/A	A-/A3/A-	BBB+/Baa1/ BBB+	BBB/Baa2/ BBB	≤ BBB–/Baa3/ BBB-
Closing Date through 89 days following the Closing Date	75.0 bps	87.5 bps	112.5 bps	125.0 bps	150.0 bps
90th day following the Closing Date through 179th day following the Closing Date	100.0 bps	112.5 bps	137.5 bps	150.0 bps	175.0 bps
180th day following the Closing Date through 269th day following the Closing Date	125.0 bps	137.5 bps	162.5 bps	175.0 bps	200.0 bps
From the 270th day following the Closing Date	150.0 bps	162.5 bps	187.5 bps	200.0 bps	225.0 bps

A-I-1

*	For the purpose hereof and the definition of “Applicable Ticking Fee Rate” below, the following terms have the following meanings, subject to the final three paragraphs of this section:

“Fitch Rating” means, at any time, the rating issued by Fitch and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“Level I Status” exists at any date if, on such date, the Borrower’s Moody’s Rating is A2 or better / the Borrower’s S&P Rating is A or better / the Borrower’s Fitch Rating is A or better.

“Level II Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status / the Borrower’s Moody’s Rating is A3 or better / the Borrower’s S&P Rating is A- or better / the Borrower’s Fitch Rating is A- or better.

“Level III Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status or Level II Status / the Borrower’s Moody’s Rating is Baa1 or better / the Borrower’s S&P Rating is BBB+ or better / the Borrower’s Fitch Rating is BBB+ or better.

“Level IV Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status or Level III Status / the Borrower’s Moody’s Rating is Baa2 or better / the Borrower’s S&P Rating is BBB or better / the Borrower’s Fitch Rating is BBB or better.

“Level V Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“Public Debt Rating” means any of the Fitch Rating, the Moody’s Rating and the S&P Rating, as applicable.

“S&P Rating” means, at any time, the rating issued by S&P, and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

The Applicable LIBOR Margin shall be determined in accordance with the foregoing table based on the Borrower’s Status as determined from its then-current Moody’s, S&P and Fitch Ratings. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time the Borrower only has one (1) rating from either S&P, Moody’s or Fitch, then such rating shall apply. If at any time the Borrower does not have a rating from at least one of S&P, Moody’s or Fitch, Level V Status shall exist.

In the event that a split occurs between the three (3) ratings, then the following shall apply:

(a) if two (2) of the three (3) ratings established by or deemed to have been established by S&P, Moody’s or Fitch fall within the same Level, but one (1) rating falls within a different Level, the Applicable LIBOR Margin shall be based upon the two (2) ratings that fall within the same Level; and

(b) if all three (3) ratings established by or deemed to have been established by S&P, Moody’s or Fitch each fall within a different Level, the Applicable LIBOR Margin shall be based upon the middle rating of the three (3).

A-I-2

In the event that the Borrower has only two (2) ratings and a split occurs between these ratings, then the following shall apply:

(a) if the two (2) ratings established by or deemed to have been established by S&P, Moody’s or Fitch differ by one Level, the Applicable LIBOR Margin shall be based upon the higher rating of the two (2); and

(b) if the two (2) ratings established by or deemed to have been established by S&P, Moody’s or Fitch differ by more than one Level, the Applicable LIBOR Margin shall be based upon a rating that would be one Level higher (with Level I being the highest Level and Level V being the lowest level) than the lower rating.

Applicable Base Rate Margin:	The greater of (i) 0% and (ii) the Applicable LIBOR Margin minus 1.0%.

Duration Fees:	The Borrower will pay a fee (the “Duration Fee”), for the ratable benefit of the Lenders, in an amount equal to (i) 0.50% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 90 days after the Closing Date, due and payable in cash on such 90th day (or if such day is not a business day, the next business day); (ii) 0.75% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 180 days after the Closing Date, due and payable in cash on such 180th day (or if such day is not a business day, the next business day); and (iii) 1.00% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date which is 270 days after the Closing Date, due and payable in cash on such 270th day (or if such day is not a business day, the next business day).

Undrawn Fees:	The Borrower will pay a fee (the “Ticking Fee”), for the ratable benefit of the Lenders, in an amount equal to a rate per annum equal to the Applicable Ticking Fee Rate as determined based on the Borrower’s Status as in effect on the date of the Commitment Letter (the “Commitment Date”) times the actual daily undrawn portion of the commitments in respect of the Bridge Facility, calculated based on the number of days (if any) elapsed in a 360-day year, from and including the later of (x) the date of execution of the Credit Documentation and (y) the day that is 60 days after the date of execution of the Commitment Letter to but excluding the Fee Payment Date (as defined below), payable upon the earlier of (i) termination or expiration of the commitments under the Bridge Facility and (ii) the Closing Date (the “Fee Payment Date”).

A-I-3

To the extent that, after the Commitment Date, the rating agencies update the Public Debt Ratings (pro forma for all or a portion of the Transactions) on or prior to the earlier of the termination of the commitments and the date that is three business days after the Closing Date (the date of such change in Public Debt Ratings, the “Ratings Date”) such that the Borrower’s Status on the Ratings Date is lower than its Status on the Commitment Date, you agree that the Ticking Fee payable hereunder shall be adjusted to reflect such lower Status (as if such lower Status had been in effect on the Commitment Date) and to pay to the Administrative Agent for the account of each Lender on the later of the Fee Payment Date and the date that is three business days after the Ratings Date such additional amounts as may be necessary to reflect such incremental Ticking Fee that would have been payable had the Borrower’s Status on the Ratings Date been in effect on the Commitment Date.

Applicable Ticking Fee Rate:

Level Status	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status

Reference Rating S&P/ Moody’s/ Fitch*	≥A/A2/A	A-/A3/A-	BBB+/Baa1/ BBB+	BBB/Baa2/ BBB	≤ BBB–/Baa3/ BBB-
Applicable Ticking Fee Rate	7.0 bps	8.0 bps	10.0 bps	12.5 bps	20.0 bps

A-I-4

EXHIBIT B

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B is attached.

The initial borrowing under the Bridge Facility will be subject to the following additional conditions precedent:

(i) The Acquisition Agreement (including all schedules and exhibits thereto) shall be satisfactory to the Lead Arranger (it being understood that the Acquisition Agreement (including all schedules and exhibits thereto) delivered to the Lead Arranger on April 18, 2017 is satisfactory). The Acquisition shall be consummated substantially concurrently with the closing under the Bridge Facility in accordance with the Acquisition Agreement after giving effect to any modifications, amendments, consents or waivers thereto, other than those modifications, amendments, consents or waivers by you that are materially adverse to the Lenders or the Lead Arranger without the Lead Arranger’s prior written consent, it being understood and agreed that (x) any decrease in the Acquisition Consideration by more than 15%, unless applied to reduce commitments with respect to the Bridge Facility on a dollar-for-dollar basis and (y) any modification to the definition of “Acquired Business Material Adverse Effect”, in each case, shall be deemed to be materially adverse to the interests of the Lenders.

(ii) (x) The Lead Arranger shall have received for the Borrower (a) U.S. GAAP audited consolidated balance sheets and related statements of earnings, shareholders’ equity and cash flows for the three most recent fiscal years ended at least 60 days prior to the Closing Date and (b) U.S. GAAP unaudited consolidated balance sheets and related statements of earnings and cash flows for each subsequent fiscal quarter ended at least 40 days before the Closing Date. The Lead Arranger hereby acknowledges receipt of the financial statements in the foregoing clause (a) for the fiscal years ended June 30, 2016, June 30, 2015 and June 30, 2014, and in the foregoing clause (b) for the fiscal quarters ended September 30, 2016 and December 31, 2016. The Borrower’s filing of any required audited financial statements with respect to the Borrower on Form 10-K or required unaudited financial statements with respect to the Borrower on Form 10-Q, in each case, will satisfy the requirements under clauses (a) or (b), as applicable, of this paragraph.

(iii) (A) The Administrative Agent shall have received customary legal opinions, corporate organizational documents of the Borrower, a good standing certificate of the Borrower, resolutions of the appropriate governing body with respect to the Borrower, a customary closing certificate with respect to the Borrower and an appropriate borrowing notice and (B) the Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects.

(iv) The Lead Arranger, the Administrative Agent and the Lenders shall have received all fees and expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter and invoiced to the Company at least three business days prior to the Closing Date.

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(v) The Lead Arranger shall have received, at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act requested by the Lead Arranger at least ten business days prior to the Closing Date.

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